Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER 2015 RESULTS
Announces Adjusted Diluted EPS Growth of 28% and Recurring Fee Revenue Growth of 7% Reaffirms Full Year Guidance

LAKE SUCCESS, N.Y., February 5, 2015 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter of its fiscal year 2015. Results for the three months ended December 31, 2014 compared with the same period last year were as follows:

•	Recurring fee revenues increased 7% to $370 million from $344 million

•	Total Revenues increased 10% to $575 million from $521 million

•	Adjusted Net earnings increased 28% to $40 million from $31 million

•	Net earnings increased 26% to $35 million from $28 million

•	Adjusted Diluted earnings per share increased 28% to $0.32 from $0.25

•	Diluted earnings per share increased 27% to $0.28 from $0.22

•	Recurring revenue closed sales increased 111% to $49 million from $23 million

Commenting on the results, Richard J. Daly, President and Chief Executive Officer, said, “I am pleased with our second quarter financial performance including the growth in our revenues and earnings. Additionally, I am very pleased with our recurring revenue closed sales which increased 111% over the same period last year. Both business segments contributed to this strong sales performance which included a contract with Scottrade to provide both trade processing and client communication services.”

Mr. Daly added, “We remain focused on our growth strategy, three-year financial objectives, and tuck-in acquisition goals that we communicated at our Investor Day in December. In addition to the quarter’s strong financial and sales performance, in January, we announced our agreement to acquire the trade processing business of M&T Bank Corporation’s Wilmington Trust Retirement and Institutional Services unit to complement and expand our industry leading Matrix platform. Also, in December, we acquired TwoFour Systems LLC to address the rising demand for advanced foreign exchange and cash management technology among financial institutions. We believe both of these transactions align very well with our successful tuck-in acquisition strategy.”

Mr. Daly concluded, “We are now in the seasonally stronger second half of our fiscal year. Our sales pipeline remains robust and client revenue retention is expected to remain at exceptional levels giving us a very high level of confidence in the business. Given our first half results and continued momentum in our business, we are reaffirming our fiscal year 2015 guidance including recurring fee revenue growth of 5% to 7% and Adjusted Diluted earnings per share of $2.42 to $2.52, representing 8% to 12% growth.”
Financial Results for Second Quarter Fiscal Year 2015
For the second quarter of fiscal year 2015, total Revenues increased 10% to $575 million, compared to $521 million for the prior year period. The increase was driven by higher recurring fee revenues of $26 million, or 7%, and higher distribution revenues of $23 million, or 16%. The positive contribution from recurring fee revenues reflected gains from Net New Business (defined as recurring revenue from closed sales less recurring revenue from client losses), internal growth, and acquisitions. Event-driven fee revenues increased by $10 million, or 34%.
For the second quarter of fiscal year 2015, Net earnings increased 26% to $35 million, compared to $28 million for the prior year period, primarily due to higher revenues and improvement in Pre-tax margins, which increased to 9.0% compared to 8.2% for the same period last year.

Adjusted Net earnings were $40 million compared to $31 million for the same period last year. Adjusted Pre-tax margins were 10.3% compared to 9.3% for the same period last year.
Diluted earnings per share increased to $0.28 per share compared to $0.22 per share for the same period last year. Adjusted Diluted earnings per share were $0.32 compared to $0.25 per share for the same period last year. Acquisition Amortization and Other Costs, net of taxes, decreased Diluted earnings per share by $0.04 and $0.03 for the three months ended December 31, 2014 and 2013, respectively.
In addition, during the second quarter, the Company repurchased 0.2 million shares of Broadridge common stock at an average price of $45.40 per share.

Analysis of Second Quarter Fiscal Year 2015
Investor Communication Solutions
Revenues for the Investor Communication Solutions segment increased $55 million, or 16%, to $404 million in the second quarter of fiscal year 2015 compared to $349 million in the second quarter of fiscal year 2014. The increase was attributable to higher recurring fee revenues which contributed $23 million, higher distribution revenues which contributed $23 million, and a $10 million increase in event-driven fee revenues. Higher recurring fee revenues were driven by Net New Business, higher internal growth from market-based activities, primarily due to position growth, and acquisitions. Higher event-driven fee revenues were the result of increased Equity Proxy Specials and Mutual Fund Communications activity. Pre-tax margins increased by 2.8 percentage points to 8.6% mainly due to the contributions from the growth in revenues more than offsetting expenses from growth initiatives, including losses from equity method investments, the continued expansion of our sales capabilities and higher commissions.
Global Technology and Operations (formerly known as Securities Processing Solutions)
Revenues for the Global Technology and Operations segment increased $3 million, or 2%, to $174 million in the second quarter of fiscal year 2015 compared to $171 million in the second quarter of fiscal year 2014. The increase was the result of higher Net New Business offset by lower internal growth primarily from other equity services. Pre-tax margins decreased by 2.1 percentage points to 18.5% primarily as a result of higher performance-based compensation expenses, continued expansion of our sales capabilities and growth initiatives, partially offset by higher revenue.
In connection with an organizational change made in 2014 in order to further align and enhance our portfolio of services, certain discrete services that were previously reported in our Global Technology and Operations reportable segment are now reported within the Investor Communication Solutions reportable segment. As a result, our prior period segment results have been revised to reflect this change in reporting segments.
Other
Pre-tax loss increased by $2 million in the second quarter of fiscal year 2015. The increased loss was mainly the result of an increase in acquisition related expenses and increased costs incurred for corporate staffing changes, partially offset by a decrease in performance-based compensation expenses.
Financial Results for the Six Months ended December 31, 2014
For the six months ended December 31, 2014, total Revenues increased 6% to $1,130 million compared to $1,066 million for the comparable period last year. The increase was primarily driven by higher recurring fee revenues of $40 million, or 6%, reflecting gains from Net New Business, internal growth and acquisitions. In addition, distribution revenues increased by $26 million, or 9% and event-driven fee revenues increased by $4 million, or 6%.
For the six months ended December 31, 2014, Net earnings decreased 7% to $67 million compared to $72 million for the comparable period last year, primarily due to higher commissions related to the growth in closed sales, higher performance-based compensation expenses, the continued expansion of our sales capabilities and growth initiatives, higher acquisition related expenses, and additional costs incurred for corporate staffing changes. Also, contributing to the decrease was a credit in the prior period resulting from a decline in the fair value of our obligations under contingent acquisition consideration arrangements. Pre-tax margins decreased to 9.0% compared to 10.5% for the same period last year mainly due to higher expenses discussed above more than offsetting the contributions from the growth in revenues.
Adjusted Net earnings were $77 million compared to $79 million for the same period last year. Adjusted Pre-tax margins decreased to 10.2% compared to 11.6% for the same period last year. Diluted earnings per share decreased to $0.54 per share compared to $0.58 per share for the comparable period last year. Adjusted Diluted earnings per share were $0.62 compared to $0.64 per share for the comparable period last year. Acquisition Amortization and Other Costs, net of taxes, decreased Diluted earnings per share by $0.08 and $0.06 for the six months ended December 31, 2014 and 2013, respectively.
Fiscal Year 2015 Financial Guidance
Broadridge is reaffirming its full year guidance and expects:

•	Recurring fee revenue growth in the range of 5% to 7%, and total revenue growth in the range of 4% to 6%

•	Adjusted Pre-tax margins in the range of 17.3% to 17.7%, and Pre-tax margins in the range of 16.4% to 16.8%

•	Adjusted Diluted earnings per share in the range of $2.42 to $2.52, and Diluted earnings per share in the range of $2.29 to $2.39

•	Free cash flows in the range of approximately $320 million to $370 million

•	Recurring revenue closed sales in the range of $110 million to $150 million
The Adjusted Pre-tax margins and Adjusted Diluted earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.
Explanation of the Company’s Use of Non-GAAP Financial Measures
In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. In addition, Broadridge believes this Non-GAAP information helps investors understand the effect of these items on reported results and provides a better representation of the Company’s performance. Accompanying this release is a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Adjusted Net earnings, Adjusted Earnings before income taxes, Adjusted Diluted earnings per share and Adjusted Pre-tax margins results are Non-GAAP measures. These results are adjusted to exclude the impact of Acquisition Amortization and Other Costs for the three and six months ended December 31, 2014 and 2013. Acquisition Amortization and Other Costs represents amortization charges associated with acquired intangible asset values as well as other transaction costs associated with the Company’s acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and six months ended December 31, 2014 and 2013.

Free cash flows is a Non-GAAP measure and is defined by the Company as Net cash flows from operating activities, less capital expenditures and software purchases.
Earnings Conference Call
An analyst conference call will be held today, Thursday, February 5, 2015 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,700 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2015 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2014 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information
Investors:
David Ng
Broadridge Financial Solutions, Inc.
Managing Director, Head of Investor Relations
(516) 472-5491

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues	$574.6	$520.6	$1,130.4	$1,065.8
Cost of revenues	414.0	385.1	820.5	782.6
Selling, general and administrative expenses	101.1	86.0	192.8	159.5
Other expenses, net	7.9	6.8	15.5	11.7
Total expenses	523.0	477.9	1,028.8	953.8
Earnings before income taxes	51.6	42.7	101.6	112.0
Provision for income taxes	16.9	15.1	34.4	40.0
Net earnings	$34.7	$27.6	$67.2	$72.0
Basic earnings per share	$0.29	$0.23	$0.56	$0.60
Diluted earnings per share	$0.28	$0.22	$0.54	$0.58
Weighted-average shares outstanding:
Basic	120.2	119.2	120.0	119.1
Diluted	124.4	124.1	124.2	123.6
Dividends declared per common share	$0.27	$0.21	$0.54	$0.42

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	December 31, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$314.1	$347.6
Accounts receivable, net of allowance for doubtful accounts of $2.6 and $3.3, respectively	366.6	424.8
Other current assets	99.7	108.2
Total current assets	780.4	880.6
Property, plant and equipment, net	82.2	88.3
Goodwill	874.0	856.1
Intangible assets, net	125.0	130.0
Other non-current assets	238.2	237.1
Total assets	$2,099.8	$2,192.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$93.5	$116.3
Accrued expenses and other current liabilities	206.9	306.6
Deferred revenues	59.3	61.5
Total current liabilities	359.7	484.4
Long-term debt	524.3	524.1
Deferred taxes	51.0	62.4
Deferred revenues	76.2	59.0
Other non-current liabilities	105.9	100.5
Total liabilities	1,117.1	1,230.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 120.5 and 119.5 shares, respectively	1.6	1.6
Additional paid-in capital	835.7	810.7
Retained earnings	976.2	973.9
Treasury stock, at cost: 34.0 and 35.0 shares, respectively	(825.3)	(834.8)
Accumulated other comprehensive income (loss)	(5.5)	10.3
Total stockholders’ equity	982.7	961.7
Total liabilities and stockholders’ equity	$2,099.8	$2,192.1

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Investor Communication Solutions	$403.9	$348.8	$798.3	$727.9
Global Technology and Operations	174.3	171.2	336.9	337.0
Foreign currency exchange	(3.6)	0.6	(4.8)	0.9
Total	$574.6	$520.6	$1,130.4	$1,065.8

	Earnings (Loss) before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Investor Communication Solutions	$34.7	$20.1	$72.4	$60.5
Global Technology and Operations	32.2	35.2	58.1	67.4
Other	(19.3)	(17.3)	(37.1)	(25.3)
Foreign currency exchange	4.0	4.7	8.2	9.4
Total	$51.6	$42.7	$101.6	$112.0

In connection with an organizational change made in 2014 in order to further align and enhance our portfolio of services, certain discrete services that were previously reported in our Global Technology and Operations reportable segment are now reported within the Investor Communication Solutions reportable segment.  As a result, our prior period segment results have been revised to reflect this change in reporting segments.

Broadridge Financial Solutions, Inc. Reconciliation of Non-GAAP to GAAP Measures
Earnings before Income Taxes, Net Earnings, and Diluted Earnings Per Share
(In millions, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Adjusted Earnings before income taxes	$59.4	$48.3	$115.8	$123.4
Acquisition Amortization and Other Costs	(7.9)	(5.6)	(14.3)	(11.4)
Earnings before income taxes	$51.6	$42.7	$101.6	$112.0
Adjusted Pre-tax margins	10.3%	9.3%	10.2%	11.6%
Pre-tax margins	9.0%	8.2%	9.0%	10.5%

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Adjusted Net earnings	$39.9	$31.2	$76.6	$79.3
Acquisition Amortization and Other Costs, net of taxes	(5.3)	(3.6)	(9.4)	(7.3)
Net earnings	$34.7	$27.6	$67.2	$72.0

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Adjusted Diluted earnings per share	$0.32	$0.25	$0.62	$0.64
Acquisition Amortization and Other Costs, net of taxes	(0.04)	(0.03)	(0.08)	(0.06)
Diluted earnings per share	$0.28	$0.22	$0.54	$0.58

Note: Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Earnings before Income Taxes
and Diluted Earnings Per Share Fiscal Year 2015 Guidance
(In millions, except per share amounts)

	FY15 Guidance Range
	Low	High
Adjusted Earnings before income taxes	$462	$480
Acquisition Amortization and Other Costs	(24)	(24)
Earnings before income taxes	$438	$457
Adjusted Pre-tax margins	17.3%	17.7%
Pre-tax margins	16.4%	16.8%

	FY15 Guidance Range
	Low	High
Adjusted Diluted earnings per share	$2.42	$2.52
Acquisition Amortization and Other Costs	(0.13)	(0.13)
Diluted earnings per share	$2.29	$2.39

Notes: Amounts may not sum due to rounding.
Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Free Cash Flows
(In millions)

	FY15 Guidance Range
	Low	High
Free cash flows	$320	$370
Cash Flows From Investing Activities:
Capital expenditures and software purchases	75	70
Net cash flows provided by operating activities	$395	$440

Notes: Amounts may not sum due to rounding.
Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.